CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. REDACTED INFORMATION IS INDICATED BY A BLACK BAR.

Cancellation Agreement

This Cancellation Agreement ("Agreement") is made effective as of [March 10th 2024], by and between Jinhe Capital Limited, a company incorporated under the laws of the British Virgin Islands, with its contact address at Sea Meadow House, Blackburne Highway (P.O.Box 116), Road Town, Tortola, British Virgin Islands ("Party A"), and Mercurity Fintech Holding Inc, a company incorporated under the laws of [Cayman Islands], with its contact address at Room 1215, FIYTA Technology Building, Gaoxin S. Road One, Nanshan District, Shenzhen, 518000, Guangdong Province, People's Republic of China ("Party B").

WHEREAS, Party A and Party B entered into a Mining Machine Sale Contract on January 10, 2023, File No.: JH-047-20230210-001 (the "Original Contract"), under which Party A agreed to sell and Party B agreed to purchase 5,000 pieces of Antminer S19 PRO for a total amount of $9,000,000.

WHEREAS, an amendment to the Original Contract was executed on May 31, 2023, reducing the quantity from 5,000 pieces to 2,000 pieces of Antminer S19 PRO and setting the maximum purchase price at $3,600,000, it is acknowledged that, as of March 10, 2024, Party A still holds an accounts receivable balance of $3,000,000 from Party B;

WHEREAS, due to business operation decisions and current market conditions, both Party A and Party B wish to mutually agree to cancel the amended Original Contract.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. **Cancellation of Original Contract**: The Original Contract is hereby cancelled and terminated in its entirety. Both Party A and Party B release each other from all obligations under the Original Contract, except as otherwise provided in this Agreement.
2. **Return of Purchasing Amount**: Party A agrees to return the full purchasing amount of $3,000,000 for 2000 pieces of *Antminer S19 PRO* received from Party B under the Original Contract to Party B within [7 days] days from the effective date of this Agreement. The return of funds shall be made to [Bank Account Details as below], or such other account as may be designated by Party B.

Bank Name: [redacted]
Beneficary name: [redacted]
Account numbers : [redacted]
Bank Code: [redacted]
Bank Address: [redacted]

3. **Mutual Release**: Upon the effective return of the purchasing amount as described herein, both parties hereby mutually release and forever discharge each other from any and all claims, demands, or causes of action that each may have against the other, directly or indirectly, related to the Original Contract.
4. **Confidentiality**: Both parties agree to maintain the confidentiality of the terms and conditions of this Agreement, the Original Contract, and the circumstances leading to this Agreement, except as required by law or as necessary to enforce the terms of this Agreement.
5. **Governing Law**: This Agreement shall be governed by and construed in accordance with the laws of the People's Republic of China, without regard to its conflict of law provisions.
6. **Entire Agreement**: This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to such subject matter.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Party A: Jinhe Capital Limited

Legal representative

(or authorized representative):

Signature: /s/ Jinhe Capital Limited

Date: 3/10/2024

Party B: Mercurity Fintech Holding Inc

Legal representative

(or authorized representative):

Signature: /s/ Mercurity Fintech Holding Inc

Date: 3/10/2024